Pricing Supplement dated February 23, 2022

(To the Prospectus dated August 1, 2019, the Prospectus Supplement dated August 1, 2019, the Prospectus Supplement Addendum dated February 18, 2021 and the Underlying Supplement dated August 1, 2019)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-232144
$857,000 Barrier Fixed Coupon Notes due February 27, 2025 Linked to the Lesser Performing of the Russell 2000® Index and the S&P 500® Index Global Medium-Term Notes, Series A

Unlike ordinary debt securities, the Notes do not guarantee any return of principal at maturity. The Notes provide a Fixed Coupon on each Coupon Payment Date. Investors should be willing to forgo dividend payments and, if the Final Underlier Value of any Underlier is less than its Barrier Value, be willing to lose a significant portion or all of their principal at maturity. Investors will be exposed to the market risk of each Underlier and any decline in the value of one Underlier may negatively affect their return and will not be offset or mitigated by a lesser decline or any potential increase in the value of the other Underlier.

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	February 23, 2022	Final Valuation Date:†	February 24, 2025
Issue Date:	February 28, 2022	Maturity Date:†	February 27, 2025
Reference Assets:*	The Russell 2000® Index (the “RTY Index”) and the S&P 500® Index (the “SPX Index”) (each, an “Underlier” and together, the “Underliers”), as set forth in the following table:
Underliers	Bloomberg Ticker	Initial Underlier Value(1)	Barrier Value(2)
RTY Index	RTY<Index>	1,944.09	1,360.86
SPX Index	SPX<Index>	4,225.50	2,957.85
(1) With respect to each Underlier, the Closing Value of that Underlier on the Initial Valuation Date
(2) With respect to each Underlier, 70.00% of its Initial Underlier Value (rounded to two decimal places)
Fixed Coupon:	$12.00 per $1,000 principal amount Note (based on a rate of 4.80% per annum or 1.20% per quarter) You will receive a Fixed Coupon on each Coupon Payment Date.
Payment at Maturity:

You will receive on the Maturity Date a cash payment per $1,000 principal amount Note determined as follows:

▪ If the Final Underlier Value of the Lesser Performing Underlier is greater than or equal to its Barrier Value, you will receive a payment of $1,000 per $1,000 principal amount Note plus the Fixed Coupon otherwise due

▪ If the Final Underlier Value of the Lesser Performing Underlier is less than its Barrier Value, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 × Underlier Return of the Lesser Performing Underlier) plus the Fixed Coupon otherwise due

If the Final Underlier Value of any Underlier is less than its Barrier Value, your Notes will be fully exposed to the decline of the Lesser Performing Underlier from its Initial Underlier Value and you will lose some or all of your principal at maturity. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS- 4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Consent to U.K. Bail-in Power:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

(Terms of the Notes continue on the next page)

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	2.84%	97.16%
Total	$857,000.00	$857,000.00	$24,100.80	$832,889.20
(1)	Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $971.60 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $945.40 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.

(3)	Barclays Capital Inc. will receive commissions from the Issuer of up to $28.40 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The agent’s commission per Note shown above is the maximum agent’s commission, and the proceeds to Issuer per Note shown above is the minimum amount of proceeds that the Issuer receives per $1,000 principal amount Note. The total agent’s commission and total proceeds to Issuer shown above give effect to the actual amount of the variable agent’s commission.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

(Terms of the Notes continued from previous page)

Final Underlier Value:	With respect to each Underlier, the Closing Value of that Underlier on the Final Valuation Date
Lesser Performing Underlier:	The Underlier with the lower Underlier Return
Underlier Return:	With respect to each Underlier, an amount calculated as follows: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Coupon Reference Dates:	The 23rd calendar day of each February, May, August and November during the term of the Notes, beginning in May 2022, provided that the final Coupon Reference Date will be the Final Valuation Date
Coupon Payment Dates:	With respect to any Coupon Reference Date, the fifth business day after such Coupon Reference Date, provided that the Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date
Closing Value:*	Closing Value has the meaning assigned to “closing level” set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement, rounded to two decimal places (if applicable).
Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06748XCL3 / US06748XCL38

*	If an Underlier is discontinued or if the sponsor of an Underlier fails to publish that Underlier, the Calculation Agent may select a successor index or, if no successor index is available, will calculate the value to be used as the Closing Value of that Underlier. In addition, the Calculation Agent will calculate the value to be used as the Closing Value of an Underlier in the event of certain changes in or modifications to that Underlier. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

†	The Final Valuation Date may be postponed if the Final Valuation Date is not a scheduled trading day with respect to either Underlier or if a market disruption event occurs with respect to either Underlier on the Final Valuation Date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” and “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement. In addition, the Maturity Date will be postponed if that day is not a business day or if the Final Valuation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated August 1, 2019, as supplemented by the prospectus supplement dated August 1, 2019 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, the prospectus supplement addendum dated February 18, 2021 and the underlying supplement dated August 1, 2019. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 1, 2019:

http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm

•	Prospectus Supplement dated August 1, 2019:

http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm

•	Prospectus Supplement Addendum dated February 18, 2021:

http://www.sec.gov/Archives/edgar/data/312070/000095010321002483/dp146316_424b3.htm

•	Underlying Supplement dated August 1, 2019:

http://www.sec.gov/Archives/edgar/data/312070/000095010319010191/dp110497_424b2-underlying.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

consent to u.k. bail-in power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

The preceding discussion supersedes the discussion in the accompanying prospectus and prospectus supplement to the extent it is inconsistent therewith.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

Selected Purchase Considerations

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•	You understand and accept that you will not participate in any appreciation of any Underlier, which may be significant, and that your potential return on the Notes is limited to the Fixed Coupons paid on the Notes.

•	You can tolerate a loss of a significant portion or all of your principal amount, and you are willing and able to make an investment that may have the full downside market risk of an investment in the Lesser Performing Underlier.

•	You do not anticipate that the Final Underlier Value of any Underlier will fall below its Barrier Value.

•	You are willing and able to accept the individual market risk of each Underlier and understand that any decline in the value of one Underlier will not be offset or mitigated by a lesser decline or any potential increase in the value of the other Underlier.

•	You understand and accept the risks that you will lose some or all of your principal at maturity if the Final Underlier Value of any Underlier is less than its Barrier Value.

•	You understand and accept the risk that the payment at maturity, if any, will be based solely on the Underlier Return of the Lesser Performing Underlier.

•	You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Underliers.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the Underliers, nor will you have any voting rights with respect to the securities composing the Underliers.

•	You can tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underliers.

•	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be a suitable investment for you if any of the following statements are true:

•	You seek an investment that participates in the full appreciation of any or all of the Underliers rather than an investment with a return that is limited to the Fixed Coupons paid on the Notes.

•	You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose some or all of the principal amount of your Notes in the event that the Final Underlier Value of the Lesser Performing Underlier falls below its Barrier Value.

•	You anticipate that the Final Underlier Value of at least one Underlier will fall below its Barrier Value.

•	You are unwilling or unable to accept the individual market risk of each Underlier and/or do not understand that any decline in the value of one Underlier will not be offset or mitigated by a lesser decline or any potential increase in the value of the other Underlier.

•	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Underliers.

•	You are unwilling or unable to accept the risk that the negative performance of any Underlier may cause you to suffer a loss of principal at maturity, regardless of the performance of the other Underlier.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the Underliers.

•	You cannot tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underliers.

•	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus, the prospectus supplement, the prospectus supplement addendum and the underlying supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

Hypothetical EXAMPLES OF AMOUNTS PAYABLE at Maturity

The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Underlier Value of each Underlier: 100.00*

▪	Hypothetical Barrier Value for each Underlier: 70.00 (70.00% of the hypothetical Initial Underlier Value set forth above)*

*	The hypothetical Initial Underlier Value of 100.00 and the hypothetical Barrier Value of 70.00 for each Underlier have been chosen for illustrative purposes only and do not represent the actual Initial Underlier Values or Barrier Values for the Underliers. The actual Initial Underlier Value and Barrier Value for each Underlier are set forth on the cover of this pricing supplement.

For information regarding recent values of the Underliers, please see “Information Regarding the Underliers” in this pricing supplement.

Final Underlier Value of the Lesser Performing Underlier	Underlier Return of the Lesser Performing Underlier	Payment at Maturity**
150.00	50.00%	$1,000.00
140.00	40.00%	$1,000.00
130.00	30.00%	$1,000.00
120.00	20.00%	$1,000.00
110.00	10.00%	$1,000.00
100.00	0.00%	$1,000.00
90.00	-10.00%	$1,000.00
80.00	-20.00%	$1,000.00
70.00	-30.00%	$1,000.00
69.99	-30.01%	$699.90
60.00	-40.00%	$600.00
50.00	-50.00%	$500.00
40.00	-60.00%	$400.00
30.00	-70.00%	$300.00
20.00	-80.00%	$200.00
10.00	-90.00%	$100.00
0.00	-100.00%	$0.00

**        per $1,000 principal amount Note, excluding the final Fixed Coupon payable on the Maturity Date

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Underlier Value of the RTY Index is 150.00 and the Final Underlier Value of the SPX Index is 130.00.

Because the SPX Index has the lower Underlier Return, the SPX Index is the Lesser Performing Underlier. Because the Final Underlier Value of the Lesser Performing Underlier is greater than or equal to its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Fixed Coupon otherwise due).

Example 1 demonstrates that you will not participate in any appreciation in the value of any Underlier. Even though each Underlier appreciated significantly, the payment at maturity is limited to $1,000 per $1,000 principal amount Note that you hold (plus the Fixed Coupon otherwise due).

Example 2: The Final Underlier Value of the RTY Index is 75.00 and the Final Underlier Value of the SPX Index is 140.00.

Because the RTY Index has the lower Underlier Return, the RTY Index is the Lesser Performing Underlier. Because the Final Underlier Value of the Lesser Performing Underlier is greater than or equal to its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Fixed Coupon otherwise due).

Example 3: The Final Underlier Value of the RTY Index is 80.00 and the Final Underlier Value of the SPX Index is 40.00.

Because the SPX Index has the lower Underlier Return, the SPX Index is the Lesser Performing Underlier. Because the Final Underlier Value of the Lesser Performing Underlier is less than its Barrier Value, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold (plus the Fixed Coupon otherwise due), calculated as follows:

$1,000 + ($1,000 × Underlier Return of the Lesser Performing Underlier) plus the Fixed Coupon otherwise due

$1,000 + ($1,000 ×-60.00%) = $400.00 plus the Fixed Coupon otherwise due

Example 3 demonstrates that, if the Final Underlier Value of the Lesser Performing Underlier is less than its Barrier Value, your investment in the Notes will be fully exposed to the decline of the Lesser Performing Underlier from its Initial Underlier Value. You will not benefit in any way from the Underlier Return of the other Underlier being higher than the Underlier Return of the Lesser Performing Underlier.

You may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underliers or their components. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Final Underlier Value of the Lesser Performing Underlier is less than its Barrier Value, your Notes will be fully exposed to the decline of the Lesser Performing Underlier from its Initial Underlier Value. You may lose up to 100.00% of the principal amount of your Notes.

•	Your Potential Return on the Notes Is Limited to the Fixed Coupons, and You Will Not Participate in Any Appreciation of Any Underlier—The potential positive return on the Notes is limited to the Fixed Coupons payable during the term of the Notes. You will not participate in any appreciation in the value of any Underlier, which may be significant, even though you will be exposed to the depreciation in the value of the Lesser Performing Underlier if the Final Underlier Value of the Lesser Performing Underlier is less than its Barrier Value.

•	Because the Notes Are Linked to the Lesser Performing Underlier, You Are Exposed to Greater Risks of Sustaining a Significant Loss of Principal at Maturity Than if the Notes Were Linked to a Single Underlier—The risk that you will lose a significant portion or all of your principal amount in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlier. With multiple Underliers, it is more likely that the Closing Value of at least one Underlier will be less than its Barrier Value on the Final Valuation Date, and therefore, it is more likely that you will suffer a significant loss of principal at maturity. Further, the performance of the Underliers may not be correlated or may be negatively correlated. The lower the correlation between multiple Underliers, the greater the potential for one of those Underliers to close below its Barrier Value on the Final Valuation Date.

It is impossible to predict what the correlation among the Underliers will be over the term of the Notes. The Underliers represent different equity markets. These different equity markets may not perform similarly over the term of the Notes.

Although the correlation of the Underliers’ performance may change over the term of the Notes, the Fixed Coupon rate is determined, in part, based on the correlation of the Underliers’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Fixed Coupon is generally associated with lower correlation of the Underliers, which reflects a greater potential for a loss of principal at maturity.

•	You Are Exposed to the Market Risk of Each Underlier—Your return on the Notes is not linked to a basket consisting of the Underliers. Rather, it will be contingent upon the independent performance of each Underlier. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlier. Poor performance by any Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the values of the other Underlier. In addition, if the Final Underlier Value of any Underlier is less than its Barrier Value, you will be exposed to the full decline in the Lesser Performing Underlier from its Initial Underlier Value. Accordingly, your investment is subject to the market risk of each Underlier.

•	Any Payment on the Notes (Other Than Fixed Coupons) Will Be Determined Based on the Closing Values of the Underliers on the Dates Specified—Any payment on the Notes (other than Fixed Coupons) will be determined based on the Closing Values of the Underliers on the dates specified. You will not benefit from any more favorable values of the Underliers determined at any other time.

•	Contingent Repayment of the Principal Amount Applies Only at Maturity—You should be willing to hold your Notes to maturity. Although the Notes provide for the contingent repayment of the principal amount of your Notes at maturity, provided the Final Underlier Value of the Lesser Performing Underlier is greater than or equal to its Barrier Value, if you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of each Underlier has increased from its Initial Underlier Value. See “Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	The Notes Are Subject to Volatility Risk—Volatility is a measure of the degree of variation in the price of an asset (or level of an index) over a period of time. The Fixed Coupon is based on a number of factors, including the expected volatility of the Underliers. The Fixed Coupon will be paid at a per annum rate that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Underliers been lower. As volatility of an Underlier increases, there will typically be a greater likelihood that the Final Underlier Value of that Underlier will be less than its Barrier Value.

Accordingly, you should understand that a higher Fixed Coupon reflects, among other things, an indication of a greater likelihood that you will incur a loss of principal at maturity than would have been the case had the Fixed Coupon been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will lose some or all of your principal at maturity for the reasons described above.

•	Owning the Notes Is Not the Same as Owning the Securities Composing the Underliers—The return on the Notes may not reflect the return you would realize if you actually owned the securities composing the Underliers. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Underliers would have.

•	Tax Treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

Risks Relating to the Issuer

•	Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underliers

•	Each Underlier Reflects the Price Return of the Securities Composing that Underlier, Not the Total Return—The return on the Notes is based on the performance of the Underliers, which reflect changes in the market prices of the securities composing each Underlier. Each Underlier is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing that Underlier. Accordingly, the return on the Notes will not include such a total return feature.

•	Adjustments to the Underliers Could Adversely Affect the Value of the Notes—The sponsor of an Underlier may add, delete, substitute or adjust the securities composing that Underlier or make other methodological changes to that Underlier that could affect its performance. The Calculation Agent will calculate the value to be used as the Closing Value of an Underlier in the event of certain material changes in or modifications to that Underlier. In addition, the sponsor of an Underlier may also discontinue or suspend calculation or publication of that Underlier at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the discontinued Underlier or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Value of that Underlier. Any of these actions could adversely affect the value of the relevant Underlier and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

•	The Notes Are Subject to Small-Capitalization Companies Risk with Respect to the RTY Index—The RTY Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore Notes linked to the RTY Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

•	Historical Performance of the Underliers Should Not Be Taken as Any Indication of the Future Performance of the Underliers Over the Term of the Notes—The value of each Underlier has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of an Underlier is not an indication of the future performance of that Underlier over the term of the Notes. The historical correlation between the Underliers is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Underliers individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Underlier.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underliers or their components. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of an Underlier is to be determined; if an Underlier is discontinued or if the sponsor of an Underlier fails to publish that Underlier, selecting a successor index or, if no successor index is available, determining any value necessary to calculate any payments on the Notes; and calculating the value of an Underlier on any date of determination in the event of certain changes in or modifications to that Underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the values and expected volatility of the Underliers and the components of each Underlier;

o	correlation (or lack of correlation) of the Underliers;

o	the time to maturity of the Notes;

o	dividend rates on the components of each Underlier;

o	interest and yield rates in the market generally;

o	a variety of economic, financial, political, regulatory or judicial events;

o	supply and demand for the Notes; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

Information Regarding the UNDERLIERS

Russell 2000® Index

The RTY Index measures the capitalization-weighted price performance of 2,000 small-capitalization stocks and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the RTY Index, see “Indices—The Russell Indices” in the accompanying underlying supplement.

Historical Performance of the RTY Index

The graph below sets forth the historical performance of the RTY Index based on the daily Closing Values from January 3, 2017 through February 23, 2022. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the Russell 2000® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

S&P 500® Index

The SPX Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Performance of the SPX Index

The graph below sets forth the historical performance of the SPX Index based on the daily Closing Values from January 3, 2017 through February 23, 2022. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the S&P 500® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Put Options and Deposits” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes. Our special tax counsel believes that it is reasonable to treat a Note for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the Underliers, secured by a cash deposit equal to the initial issue price of the Note (the “Deposit”), which will have an annual yield based on our cost of borrowing, as shown below. If this treatment is respected, only a portion of each coupon payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Assuming the treatment and allocation described above are respected, interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to the taxable disposition of the Notes (including redemption at maturity). Assuming that you are an initial purchaser of Notes purchasing the Notes at the initial issue price for cash, (i) if your Notes are held to maturity and the Put Option expires unexercised (i.e., you receive a cash payment—not including the final coupon payment—at maturity equal to the amount of the Deposit), you will recognize short-term capital gain in an amount equal to the total Put Premium received, and (ii) if, instead, the Put Option is deemed to be exercised at maturity (i.e., you receive a cash payment at maturity—not including the final coupon payment—that is less than the amount of the Deposit), you will recognize short-term capital gain or loss in an amount equal to the difference between (x) the total Put Premium received and (y) the cash settlement value of the Put Option (i.e., the amount of the Deposit minus the cash you receive at maturity, not including the final coupon payment).

There are, however, other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt for the Notes, in which case the timing and character of your income or loss could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the Notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of Notes at the initial issue price should also consult their tax advisors with respect to the tax consequences of an investment in the Notes, including possible alternative treatments, as well as the allocation of the purchase price of the Notes between the Deposit and the Put Option.

The discussions above and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

Consistent with the position described above, below are the portions of each coupon payment that we intend, in determining our reporting responsibilities (if any), to treat as attributable to interest on the Deposit and to Put Premium:

Coupon Payment rate per Annum	Interest on Deposit per Annum	Put Premium per Annum
4.80%	1.90%	2.90%

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “agent”), and the agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The agent commits to take and pay for all of the Notes, if any are taken.

Prohibition of Sales to UK Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes, a UK retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Prohibition of Sales to EEA Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (“EEA”). For these purposes, an EEA retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “EU Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the EU PRIIPs Regulation.

The preceding discussion supersedes the discussion in the accompanying prospectus and prospectus supplement to the extent it is inconsistent therewith.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of August 5, 2021, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on August 5, 2021, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated August 5, 2021, which has been filed as an exhibit to the report on Form 6-K referred to above.